Exhibit 4.23

SHARE PURCHASE AGREEMENT

          THIS SHARE PURCHASE AGREEMENT is made and entered into as of August 6, 2004 by and among: Elbit Vision Systems Ltd., an Israeli company (the “Parent”); M.S. Master Investments (2002) Ltd., S.R. Master Investments (2002) Ltd. and R.D. Master Investments (2002) Ltd. (each a “Seller” and together the “Sellers”); Menashe Shochat, Silviu Rabinovich and Robert Dalfen (each a “Founder” and together the “Founders”); IRT ScanMaster Holdings, Inc., a Delaware corporation (the “Company”); ScanMaster Systems (IRT) Ltd., a company registered in the State of Israel (the “Israeli Target Company) and IRT ScanMaster Systems, Inc., a New Hampshire corporation (the “US Target Company”) (Israeli Target Company and US Target Company shall together be referred to herein as the “Target Companies”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

          A.          The Company and the Target Companies are engaged principally in the manufacturing of nondestructive inspection systems for a wide range of industrial applications using ultrasonic (UT) technologies. The Israeli Target Company has its principal office at 5B Ha’Nagar Street, Neve Ne’Eman B, Hod Hasharon 45800, Israel.

          B.          The Israeli Target Company has authorized three million four hundred and thirty thousand (3,430,000) Ordinary Shares, par value one Israeli agura (NIS 0.01) per share, of which eleven thousand (11,000) shares are issued and outstanding as of the date hereof (the “Israeli Target Shares”).

          C.          The US Target Company has authorized one thousand (1,000) shares of common stock, par value $0.01 per share of which one hundred (100) shares are issued and outstanding as of the date hereof (the “US Target Shares”).  The Israeli Target Shares and US Target Shares shall together be referred to herein as the “Target Shares”.

          D.          The Parent designs, develops, manufactures, markets and supports automatic visual inspection and quality monitoring systems for the textile and other fabric industries. The Parent has its principal office at New Industrial Park, Building 7, Yoqneam, Israel and has an authorized share capital of forty million (40,000,000) Ordinary Shares, nominal value NIS 1 each, of which as of June 24, 2004, sixteen million four hundred seventy-two thousand four hundred thirty-nine (16,472,439) are issued and outstanding. The Parent’s Ordinary Shares are currently traded on the Over the Counter Bulletin Board.

          E.          The Company currently owns all of the Target Shares and, subject to the receipt of pre-rulings from the Israeli tax authorities as described in Section 7.9 below, prior to Closing the Company shall be liquidated and all of the Target Shares shall be distributed to the Sellers in the same proportion as the shares of the Company are currently held.

F. Parent desires to acquire all of the Target Shares from the Sellers and the Sellers desire to sell the Target Shares, to the Parent pursuant to the terms herein.

The parties to this Agreement agree as follows:

SECTION 1.	DESCRIPTION OF TRANSACTION.

          1.1         Purchase and Sale.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), the Sellers shall transfer, assign, convey and deliver to Parent, and Parent shall purchase from the Sellers, the Target Shares, free and clear of all Liens. The closing of the purchase and sale (the “Closing”) shall take place at the offices of Yigal Arnon & Co., 1 Azrieli Center (Round Tower) 46th Floor, Tel Aviv on September 1, 2004, or such other earlier business day that all the conditions set forth in Sections 6 and 7 have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the “Closing Date”).  At the Closing, the Founders shall cause the Sellers to deliver to Parent and an escrow agent, the identity of which shall be approved by the Parent and the Founders prior to the Closing (the “Escrow Agent”), one or more instruments representing the Target Shares, and Parent (i) shall issue the Initial Shares (as defined below) to the Sellers and the Section 102 trustee on behalf of the Former Option Holders, as defined herein in accordance with the column in Schedule A captioned “Initial Shares”, (ii) shall pay the Cash Payment (as defined below) to the Sellers and to the Former Option Holders in accordance with the column in Schedule A captioned “Cash Payment”, (iii) shall deposit the Trust Shares (as defined below) with the Escrow Agent and (iv) shall deposit the Escrow Shares (as defined below) with the Escrow Agent.

          1.2         Further Assurances.  If, at any time after the Closing Date, Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent, its right to, and title or interest in, the Target Shares or (b) otherwise to carry out the purposes of this Agreement, Parent shall so advise each of the Sellers and each of the Founders in writing, and the Sellers thereupon shall execute and deliver all such deeds, bills of sale, assignments and assurances and do all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under the Target Shares, and otherwise to carry out the purposes of this Agreement.

          1.3         Purchase Price.  The aggregate consideration paid to the Sellers and the Former Option Holders for the Target Shares (the “Purchase Consideration”), shall be cash in an aggregate amount equal to three million United States dollars ($3,000,000) (the “Cash Payment”) and such number of Ordinary Shares of Parent, nominal value NIS 1.00 per share, equal to the quotient of: (a) five million five hundred thousand United States dollars ($5,500,000), divided by (b) the Fair Market Value of the Ordinary Shares of Parent for the thirty (30) trading days immediately preceding the Closing, provided however that the denominator shall not be greater than one United States dollar and twenty five United States cents ($1.25) (the “Ordinary Shares”), as follows: (a) Parent shall collectively pay the Sellers and the Former Option Holders cash in an aggregate amount equal to the Cash Payment on the Closing Date, in accordance with Schedule A attached hereto; (b) on the Closing Date, Parent shall collectively issue to the Sellers and the Section 102 trustee on behalf of the Former Option Holders, one half (1/2) of the Ordinary Shares (the “Initial Shares”), in accordance with Schedule A attached hereto; and (c) on the Closing Date, Parent shall collectively issue one half (1/2) of the Ordinary Shares (the “Trust Shares”) to the Escrow Agent, and which shall be released by the Escrow Agent to the Sellers and one of the Former Option Holders on a monthly basis over a two year period commencing as of the Closing Date where 1/24 of the Trust Shares shall be released to the Seller and that Former Option Holder on a monthly basis, in accordance with Schedule A attached hereto, all as further set forth in the Escrow Agreement (as defined below) with a portion of the Trust Shares with a Fair Market Value for the thirty (30) trading days immediately preceding the Closing equal to one million two hundred and seventy-five thousand United States dollars ($1,275,000) (the “Escrow Shares”) to be held in the Escrow Fund and shall be available to satisfy the indemnification obligations of the Company as provided in Section 9 below.

          1.4         Method of Share Transfer and Cash Payments.  The issuance of all Ordinary Shares as set forth in Section 1.3 above shall be made by Parent to the Sellers and the Former Option Holders on the Closing Date in accordance with the terms hereof. All cash payments made by Parent to the Sellers and the Former Option Holders on the Closing Date shall be made by wire transfer of immediately available funds to the accounts specified in writing to Parent at least two (2) business days prior to the Closing Date (the “Accounts”).

          1.5         Seller and Founder Waivers.  Each Seller and each Founder hereby waives and releases, effective as of the Closing Date, any and all rights, claims and causes of action assertable against the Company and Target Companies in respect of its ownership of any securities of the Target Companies and any and all agreements between the Sellers, Founders, and Target Companies relating to the ownership of any securities of the Company and/or Target Companies, which agreements shall all automatically terminate as of the Closing Date.

1.6 Options.

                        (a)          There are currently outstanding and unexercised options or rights to acquire shares that were granted by the Israeli Target Company to employees, directors and consultants listed in Schedule A (the “Former Option Holders”).  The names of all of the Former Option Holders are set forth on Schedule A.

                        (b)          Prior to the Closing Date, the Israeli Target Company shall  secure the written waiver of all outstanding options or rights to shares held by the Former Option Holders in exchange for the consideration due the Former Option Holders under this Agreement.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLERS, AND FOUNDERS.

          The Company and each Seller, severally and jointly, and each Founder to the extent of his knowledge (provided that such knowledge limitation, as to a specific Founder, shall not apply to Section 2.23 below) and severally and not jointly, hereby represent and warrant, to and for the benefit of the Parent, the below representations and warranties as of the Closing. Unless the context otherwise requires and to the extent applicable, any reference to the Company in this Section 2 shall also apply to each of the Target Companies.

2.1 Due Organization; Target Companies; Etc.

                        (a)          The Israeli Target Company is duly organized and validly existing under the laws of the State of Israel. The US Target Company is duly organized, validly existing and is in good standing under the laws of the State of New Hampshire.  The Company has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

                        (b)          Except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names, “IRT ScanMaster Holdings, Inc.,” “ScanMaster Systems (IRT) Ltd.” and “IRT ScanMaster Systems, Inc.”

                        (c)          The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect.

(d) Part 2.1 of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors and (ii) the names and titles of the Company’s officers.

                        (e)          Except for the Target Companies, the Company does not own any controlling interest in any Entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

          2.2         Certificate of Incorporation; Records.  Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered to Parent accurate and complete copies of: (1) the Certificate of Incorporation, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the board of directors of the Company.  There have been no formal meetings or other proceedings of the stockholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records.  Except as set forth in Part 2.2 of the Company Disclosure Schedule, there has not been any violation of any of the provisions of the Certificate of Incorporation, nor has the Company taken any action that is materially inconsistent with any resolution adopted by the Company’s stockholders or the Company’s board of directors. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all respects, except where the failure to maintain such books of account, minute books, registers and records would not have a Material Adverse Effect.

          2.3         Capitalization.  The issued and outstanding capital stock of the Company, on a fully diluted and as-converted basis taking into consideration all convertible or exchangeable securities and other interests in the Company is set forth in Part 2.3 of the Company Disclosure Schedule.  At the Closing Date, there will not be any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating the Company or any Target Company to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company or any Target Company.

2.4 Financial Statements.

(a) The Israeli Target Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

                                       (i)          The audited balance sheets of the Israeli Target Company as of December 31, 2001, 2002 and 2003, and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of the Israeli Target Company for the years then ended, together with the notes thereto and the unqualified report and opinion of a recognized firm of independent certified accountants relating thereto; and

                                       (ii)         the unaudited balance sheet of the Israeli Target Company as of March 31, 2004 (the “Unaudited Interim Balance Sheet”), and the related unaudited statement of operations of the Israeli Target Company for the six months then ended.

                        (b)          The Israeli Target Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Israeli Target Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Israeli Target Company for the periods covered thereby.  The Israeli Target Company Financial Statements have been prepared in accordance with generally accepted accounting principles in Israel consistently applied throughout the periods covered.

(c) The Unaudited Interim Balance Sheet will reflect the following figures:

(i) Cash and cash equivalents of a value of no less than one million United States dollars ($1,000,000);

                                       (ii)         No outstanding debts and loan facilities other than the loan from the Marketing Advancement Fund and with respect to grants from the Office of the Chief Scientist in the amounts of one hundred six thousand United States dollars ($106,000) and one hundred sixty eight thousand United States dollars ($168,000), respectively (not including interest or linkage differentials);

(iii) Shareholder equity of not less than two million three hundred thousand United States dollars ($2,300,000);

(iv) An excess of accounts receivable over accounts payable of at least eight hundred thousand United States dollars ($800,000); and

(v) Backlog of purchase orders of no less than six million three hundred thousand United States dollars ($6,300,000).

(d) As of August 1, 2004, the sole assets of the Company are its holdings in the Target Companies.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since March 31, 2004:

                        (a)          there has not been any material adverse change in the Company’s business, prospects, operations, assets, liabilities, debts, work force or its condition (financial or otherwise) and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

                        (c)          the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                        (d)          The Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                        (e)          the Israeli Target Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (i) any provision of the ESOP for the issuance of Options to employees, directors, officers and consultants of the Company and/or the Target Companies and (ii) any provision of any agreement evidencing any outstanding Option or rights to equity except as required pursuant to Section 1.6(b) of this Agreement;

                        (f)          there has been no amendment to the Certificate of Incorporation and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                        (h)          the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since March 31, 2004, exceeds one hundred thousand United States dollars ($100,000) and the Company’s burn rate since March 31, 2004 has not exceeded three hundred thousand United States dollars ($300,000) per month;

                        (i)           the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Agreement (as defined in Section 2.10(a)), except for Contracts in the ordinary course of business, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract, except in the ordinary course of business;

                        (j)           the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

                        (k)          the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of fifty thousand United States dollars ($50,000);

                        (l)           the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, other than with respect to performance guarantees made in the ordinary course of business and which do not exceed individually one hundred fifty thousand United States dollars ($150,000) and in the aggregate six hundred thousand United States dollars ($600,000);

(m) the Company has not (i) lent any amount of money greater than ten thousand United States dollars ($10,000) to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

                        (n)          the Company has not (i) established or adopted any employee incentive plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employees or consultants;

(o) there has been no resignation or termination of employment of any, employee, officer or consultant of the Company;

(p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q) the Company has not made any Tax election;

(r) the Company has not commenced or settled any Legal Proceeding;

(s) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

(t) the Company has not agreed or committed to take any of the actions referred to in clauses “(a)” through “(s)” above.

          2.6         Properties and Assets.  Full and accurate details of the Company’s material properties and assets are contained in Part 2.6 of the Company Disclosure Schedule.  Except as disclosed in Part 2.6 of the Company Disclosure Schedule or in the notes to the Company Financial Statements, the Company has good and marketable title to its material assets, including without limitation those reflected in the Company Financial Statements, free and clear of any right, interest or equity of any individual or entity (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property (“Security Interests”). With respect to the material assets that are leased, the Company is in compliance with all material provisions of such leases, such leases are valid and binding, and, the Company holds leasehold interests in such assets free and clear of all Security Interests.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of the Company Disclosure Schedule provides a list of the bank accounts maintained by or for the benefit of the Company.

                        (b)          Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company in excess of $25,000, as of March 31, 2004. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2004 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off.

2.8 Equipment; Leasehold.

                        (a)          All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

                        (b)          The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Company Disclosure Schedule and except as set forth in Part 2.8(b) of the Company Disclosure Schedule.

2.9 Intellectual Property and Other Intangible Assets

                        (a)          As used herein, the term “Intellectual Property” shall mean all registered patents, designs and trademarks, all applications for registration thereof, and all computer programs developed, or used in connection with the business of the Company, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, and all inventions (patentable or unpatentable), trade secrets, know-how, ideas and confidential information embodied or reflected in such information, including any shop rights, for the longest period of protection accorded to such interests under applicable law.

                        (b)          Except as specifically set forth in Part 2.9(b) of the Company Disclosure Schedule, the Company (i) owns or has the right to use, free and clear of all liens, claims and restrictions the Intellectual Property used in the conduct of its business, and (ii) to the knowledge of the Company, such Intellectual Property does not infringe upon or violate any right, lien, or claim of others. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, the Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

                        (c)          Any and all Intellectual Property of any kind which has been developed or, is currently being developed, by any of the Company or any former or current employees or consultants of the Company is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates.  Each person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who has knowledge of or access to information about the Intellectual Property, has entered into a written non-disclosure agreement with the Company regarding ownership and treatment of the Intellectual Property.

                        (d)          Except as specifically set forth in Part 2.9(d) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any of its directors, officers, consultants or employees has received any communications alleging that (i) the Company has violated or by conducting its business as currently conducted, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity; or (ii) there is any infringement of or conflict with asserted rights of others, with respect to any of the Intellectual Property.

                        (e)          To the knowledge of the Company, none of the Company’s employees, officers, consultants or directors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

                        (f)          The Intellectual Property owned by the Company constitutes all of the Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted.

2.10 Agreements and Trading.

                        (a)          All the material agreements to which the Company is a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “Material Agreements”) are listed in Part 2.10(a) of the Company Disclosure Schedule.

                        (b)          To the Company’s knowledge, all the Material Agreements are in full force and effect and the Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Material Agreements and, the Company has not received any notice of any intention to terminate any such agreement.

                        (c)          Other than as set forth in Part 2.10(c) of the Company Disclosure Schedule, the Company and all third parties with whom it has transacted business have performed in all respects all of their material obligations under the Material Agreements. To the Company’s knowledge, and except as set forth in Part 2.10(c) of the Company Disclosure Schedule, no party to any of the Material Agreements is in breach or in default in any respect of its material obligations thereunder. Except as set forth in Part 2.10(c) of the Company Disclosure Schedule, no party to any of the Material Agreements has made a claim to the Company or the Founders to the effect that the Company has failed to perform a material obligation thereunder.

                        (d)          Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, there are no agreements, promises or understandings in force to which the Company is party, restricting the competitive freedom of the Company to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit.

                        (e)          The Company has delivered to Parent accurate and complete copies of all written Material Agreements identified in Part 2.10(a) of the Company Disclosure Schedule, including all amendments thereto. All Material Agreements are in written form. Except as set forth in Part 2.10 of the Company Disclosure Schedule, to the Company’s knowledge each Material Agreement identified in Part 2.10(a) of the Company Disclosure Schedule is valid and in full force and effect, and, is enforceable by the Company in accordance with its terms.

(f) Except as set forth in Part 2.10(f) of the Company Disclosure Schedule:

                                      (i)         the Company has not violated or breached, or committed any material default under, any Material Agreement, and, to the Company’s knowledge, no other Person has violated or breached, or committed any material default under, any Material Agreement;

                                      (ii)        no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Agreement, (B) give any Person the right to declare a material default or exercise any remedy under any Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any Material Agreement, or (D) give any Person the right to cancel, terminate or modify any Material Agreement. With respect to actions taken by third parties, this representation shall be limited to the Company’s knowledge;

                                      (iii)       since March 31, 2004, the Company has not received any notice or other communication regarding any actual or possible material violation or breach of, or material default under, any Material Agreement; and

(iv) the Company has not waived any of its material rights under any Material Agreement.

                        (g)         Except as set forth in Part 2.10(g) of the Company Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Agreement to renegotiate, any amount paid or payable to or by the Company under any Material Agreement or any other material term or provision of any Material Agreement.

                        (h)         The Material Agreements identified in Part 2.10(a) of the Company Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being and proposed to be conducted, in all material respects.

(i) Part 2.10(i) of the Company Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog under Material Agreements.

2.11 Capital Expenditure and Commitments. Except as disclosed in Part 2.11 of the Company Disclosure Schedule or in the Company Financial Statements:

(a) The Company has not undertaken to make any material capital commitment, expenditure or purchase in excess of fifty thousand United States dollars ($50,000).

                        (b)          The Company is not a party to any material hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by the Company.

                        (c)          The Company is not in breach of any material obligation under any material deed, agreement or transaction to which it is a party, and to its knowledge, no third party that has transacted business with the Company is in breach of any of its material obligations under any material deed, agreement, or transaction with the Company to which it is a party.

                        (d)          To the knowledge of the Company there is no a Security Interest on, over or affecting the issued or unissued share capital of the Company, nor to the knowledge of the Company is there any agreement or commitment to give or create any such Security Interest and no claim has been made by any Person to be entitled to any such Security Interest.

                        (e)          The Company has not given any material guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, and to the Company’s knowledge, no individual or entity has given any guaranty of or security for any of the Company’s obligations.

                        (f)          There are in force no powers of attorney given by the Company with respect to any asset or business of the Company, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

                        (g)          The Company has not applied for or received any grant, right or allowance from any governmental authority in any jurisdiction with the exception of grants, rights and allowances received from the Office of the Chief Scientist (“OCS”), the Marketing Advancement Fund and the Investment Center (“IC”) of the Ministry of Industry and Trade of the State of Israel.  Part 2.11(g) of the Company Disclosure Schedule provides an accurate description and breakdown of all grants, rights and allowances received from the OCS, the Marketing Advancement Fund and the IC to date.

2.12 Compliance with Legal Requirements.

                        (a)          To its knowledge, and except as set forth in Part 2.12(a) of the Company Disclosure Schedule, the Company has carried on its business and affairs in all material respects in accordance with all applicable laws and regulations, to the extent material to the Company’s business or assets, including, inter alia, in accordance with the provisions of the General Corporation Law of Delaware (and in accordance with the Companies Law – 1999 in the case of the Israeli Target Company) and in accordance with the Certificate of Incorporation, and, the Company is not in violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency which could have a Material Adverse Effect. The Company has been granted and there are now in force all material approvals, consents, and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on the absence of which would have a Material Adverse Effect, and, except as set forth in Part 2.12(a) of the Company Disclosure Schedule, to the knowledge of the Company there are no circumstances which evidence or indicate that any such approvals, consents or licenses, are likely to be suspended, canceled, revoked or not renewed.

(b) The copy of the Certificate of Incorporation of the Company, as amended, as provided to Parent, is complete, true and accurate.

                        (c)          Except as set forth in Part 2.12(c) of the Company Disclosure Schedules, to the Company’s knowledge, all documents required to be filed with or delivered to any government authority in respect of the Company have been properly filed or delivered in a timely manner.

          2.13       Governmental Authorizations.  Part 2.13 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all material Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being and is proposed to be conducted.  Except as set forth in Part 2.13 of the Company Disclosure Schedule, the Company is in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule, except to the extent non-compliance would not have a Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

                        (a)          The Company Financial Statements make full provisions for all Taxes for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into except as specifically set forth in Part 2.14(a) of the Company Disclosure Schedule, paid, made or accrued on or before December 31, 2003, and the Company promptly paid or fully provided in its books of account for all Taxes for which it has or may hereafter become liable or accountable in the period from the date of its incorporation to the Closing Date.

                        (b)          To the Company’s knowledge, and except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to Taxes.

                        (c)          Except as specifically set forth in Part 2.14(c) of the Company Disclosure Schedule, to the knowledge of the Company there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to its liability or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

2.15 Employees.

                        (a)          Full particulars of all the directors, officers, employees and consultants of the Company (each, an “Employee”), including their present compensation packages, are disclosed in Part 2.15(a) of the Company Disclosure Schedule, which particulars show all benefits including, without limitation, salaries, social benefits, commissions, automobile, and reimbursement of expenses (“Benefits”) payable or which the Company is bound to provide (whether now or in the future) to each director, officer, employee and consultant of the Company, and are true, accurate and complete in all material respects.

                        (b)          Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, no employee or consultant of the Company has been dismissed in the last six months or has given notice of termination of his employment.

                        (c)          The employment agreements of each of Menashe Shochat, Silviu Rabinovich and Robert Dalfen were previously provided to and confirmed by the Parent. Part 2.15(c) of the Company Disclosure Schedule includes the standard form of employment contract of the Company’s employees.

                        (d)          Subject to the provisions of any applicable law and except as set forth in Part 2.15(d) of the Company Disclosure Schedule, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any employee, director or officer of the Company or for any former employee, director or officer of the Company or for the benefit of the dependents of any such individual in operation at the date hereof.

                        (e)          Except as set forth in Part 2.15(e) of the Company Disclosure Schedule, all the Benefits to which any employee, officer or director of the Company or any former officer, director or employee of the Company is or may be entitled including, inter alia, severance pay, leave and health, have been paid or adequately provided for in the Company Financial Statements.

                        (f)          Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, the Company does not maintain any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its directors, officers, employees or consultants.

                        (g)          Except as set forth in Part 2.15(g) of the Company Disclosure Schedule and except as provided for in this Agreement, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee, officer or director of the Company (whether or not under any incentive plan), or materially increase the benefits payable under any incentive plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(h) The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

                        (i)           Except as set forth in Part 2.15(i) of the Company Disclosure Schedule, the Company is in material compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                        (j)          To the knowledge of the Company there are not any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; nor to the knowledge of the Company are there any controversies, strikes, slowdowns or work stoppages pending or threatened between the Company and any of its employees.

          2.16       Environmental Matters.  The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below).  The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company’s knowledge, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future.  All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. For purposes of this Section 2.16:  (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law.

2.17 Insurance.

(a) A full and accurate list of the Company’s insurance policies is included in Part 2.17(a) of the Company Disclosure Schedule.

                        (b)          Except as specifically set forth in Part 2.17(b) of the Company Disclosure Schedule, the Company has the benefit of adequate insurance policies usually taken out by companies carrying on the same or a similar business and (without prejudice to the generality of the foregoing) against accident, damage, injury, third party loss (including product liability) and loss of profits with a well established and reputable insurer.

                        (c)          Except as specifically set forth in Part 2.17(c) of the Company Disclosure Schedule, the Company has not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which to the Company’s knowledge might result in an increase in premiums and the Company has complied with all material conditions attached to such policies.

(d) There is no claim outstanding under any of such policies nor, to the Company’s knowledge, are there any circumstances likely to give rise to such a claim.

          2.18       Related Party Transactions.  Except for the transactions contemplated by this Agreement: (a) no Related Party (as defined below) has, and no Related Party has at any time, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, transaction or business dealing involving the Company; (d) no Related Party is competing directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company. For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”:  (i) each of the Company stockholders that owns an aggregate of five percent (5%) or more of the capital stock of the Company; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19 Legal Proceedings; Orders.

                        (a)          Except as set forth in Part 2.19 of the Company Disclosure Schedule there is no pending Legal Proceeding, and, to the Company’s knowledge, no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Company’s knowledge no material event has occurred, and no material claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                        (b)          There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.  To the Company’s knowledge, no director, officer, consultant or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

          2.20       Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.21       Non-Contravention; Consents.  Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                        (a)          contravene, conflict with or result in a violation of (i) any of the provisions of the Certificate of Incorporation, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

                        (b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                        (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

                        (d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Agreement that is or would constitute a Material Agreement, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Agreement, (ii) accelerate the maturity or performance of any such Material Agreement, or (iii) cancel, terminate or modify any such Material Agreement; or

(e) result in the imposition or creation of any Lien or other Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement.

          2.22       No Conflicting Interest.  Except as set forth in Part 2.22 of the Company Disclosure Schedule, to the knowledge of the Company no director, officer, employee or Related Party of the Company has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of the Company, is a supplier or customer of the Company, or is a party to any Contract which may have any effect on the business of the Company.

          2.23       Sellers.  Each Founder has full title and ownership of all of his shares and ownership interests in his respective Seller and such shares and rights with respect thereto, are free from and clear of any liens, claims, charges, attachments, encumbrances, interests or any other third party rights or claims of any type or nature whatsoever. Each Seller is a private company duly incorporated, organized and validly existing under the laws of the State of Israel. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by it, and, to each Founder’s knowledge, no such proceeding has been instituted or threatened against his respective Seller.  Each Seller has the full corporate power and authority to enter into, execute and deliver this Agreement, bind itself thereunder and comply with its obligations thereunder. The execution, delivery and performance of this Agreement by each Seller has been duly approved and the relevant corporate action required to be taken by each such Seller will occur prior to the Closing. The actions taken by each Seller under this Agreement, including but not limited to the actions required to effectuate the sale of the Target Shares by the Sellers, do not conflict with, give rise to, or result in, any breach or default of any terms of any provision of law, or regulation, agreement, obligation, commitment, ruling, judgment or order to which any Seller is a party or by which it might be bound.

          2.24       Agreement with Marmon Corporation.  This Agreement does not conflict with, give rise to, or result in, any breach or default of any terms of a certain Stock Transfer Agreement entered into on January 21, 2002 by and between the Marmon Corporation, Masubim Investments (2002) Ltd., M.S. Green Investments (2002) Ltd. and Shafirim Investments (2002) Ltd., as amended, and as terminated by a certain Assignment, Termination and Release Agreement dated January 20, 2004 (together the “Marmon Agreement”). As of the date hereof, the Marmon Agreement grants no rights to or in the Company to any Person, with the exception of the Founders or their respective Sellers.

          2.25       Brokers.  No  broker, finder or investment banker, for which any of the  Founders, Sellers, Company or Target Companies may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

          2.26       Full Disclosure.  This Agreement (including the Company Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants herein and to each of the Founders and each of the Sellers each of the below representations and warranties as of the Closing.

3.1 Due Organization.

                        (a)          Parent is a company duly organized and validly existing under the laws of the State of Israel.  Parent has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

                        (b)          The Parent is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Parent.

          3.2         Capitalization.  The issued and outstanding share capital of the Parent, on a fully diluted and as-converted basis taking into consideration all convertible or exchangeable securities and other interests in the Parent is set forth in Part 3.3 of the Parent Disclosure Schedule.  At the Closing Date, there will not be any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating the Parent to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for any shares of the Parent except as set forth in the Part 3.3 of the Parent Disclosure Schedule.

          3.3         Valid Issuance.  The Ordinary Shares to be issued in the transactions contemplated by this Agreement will, when issued in accordance with the provisions of this Agreement, be validly authorized, issued, fully paid and nonassessable and issued in accordance with all applicable laws, rules and regulations.

3.4 SEC Filings; Financial Statements.

                        (a)          Parent has timely filed all required forms, reports and documents with the SEC since December 31, 2002, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents, including, any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                        (b)          The consolidated financial statements contained in the Parent SEC Documents for the year ending December 31, 2003 (the “Parent Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

3.5 Tax Matters.

                        (a)          The Parent Financial Statements make full provisions for all Taxes for which the Parent was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into except as specifically set forth in Part 3.5 of the Parent Disclosure Schedule, paid, made or accrued on or before December 31, 2003, and the Parent promptly paid or fully provided in its books of account for all Taxes for which it has or may hereafter become liable or accountable in the period from the date of its incorporation to the Closing Date.

                        (b)          To the Parent’s knowledge, and except as set forth in Part 3.5 of the Parent Disclosure Schedule, the Parent has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to Taxes.

                        (c)          Except as specifically set forth in Part 3.5 of the Parent Disclosure Schedule, to the knowledge of the Parent there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to its liability or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Parent any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

3.6 Legal Proceedings; Orders.

                        (a)          Except as set forth in Part 3.6 of the Parent Disclosure Schedule there is no pending Legal Proceeding, and, to the Parent’s knowledge, no Person has threatened to commence any Legal Proceeding:  (i) that involves the Parent or any of the assets owned or used by the Parent or any Person whose liability the Parent has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Parent’s knowledge no material event has occurred, and no material claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                        (b)          To the Parent’s knowledge, there is no order, writ, injunction, judgment or decree to which the Parent, or any of the assets owned or used by the Parent, is subject.  To the Parent’s knowledge, no director, officer, consultant or employee of the Parent is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Parent’s business.

          3.7         Authority; Binding Nature of Agreement.  Parent has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance by Parent of this Agreement (including the contemplated issuance of Ordinary Shares in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and its board of directors.  No vote of Parent’s shareholders is needed to approve any of the transactions contemplated by this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.8         Non-Contravention; Consents.  Except as set forth in Part 3.8 of the Parent Disclosure Schedule, to the Parent’s knowledge, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                        (a)          contravene, conflict with or result in a violation of (i) any of the provisions of its Articles of Association or Memorandum of Association, or (ii) any resolution adopted by the Parent’s shareholders, the Parent’s board of directors or any committee of the Parent’s board of directors;

                        (b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent, or any of the assets owned or used by the Parent, is subject;

                        (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent or that otherwise relates to the Parent’s business or to any of the assets owned or used by the Parent;

                        (d)          contravene, conflict with or result in a violation or material breach of, or result in a default under, any provision of any material agreements to which the Parent is a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “Parent Material Agreements”) that is or would constitute a Parent Material Agreement, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Agreement, (ii) accelerate the maturity or performance of any such Parent Material Agreement, or (iii) cancel, terminate or modify any such Parent Material Agreement; or

(e) result in the imposition or creation of any Lien or other Encumbrance upon or with respect to any asset owned or used by the Parent.

          No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

          3.9         Brokers.  No  broker, finder or investment banker, for which the Parent may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

          3.10       Full Disclosure.  This Agreement does not, and the Parent Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY.

          All references to the Company in this Section 4 and the covenants thereon shall also apply to each of the Target Companies, and with respect to Section 4.3 and 4.4 below, such covenants shall also apply to the Founders and the Sellers.

          4.1         Access and Investigation.  During the period from the date of this Agreement through the Closing Date, or the earlier termination hereof in accordance with Section 8 (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to:  (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2 Operation of the Company’s Business. Other than as contemplated hereunder, during the Pre-Closing Period:

                        (a)          the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                        (b)          the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall keep in full force all insurance policies referred to in Part 2.17 of the Company Disclosure Schedule;

(d) the Company shall cause its officers to orally report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business;

                        (e)          except as contemplated in Section 1.6 herein, the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities

                        (f)           except as contemplated in Section 1.6 herein, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                        (g)          except as contemplated in Section 1.6 herein, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the ESOP or (ii) any provision of any agreement evidencing any outstanding Option;

                        (h)          the Company shall not amend or permit the adoption of any amendment to the Certificate of Incorporation or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                        (j)          the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed fifteen thousand United States dollars ($15,000) per month;

                        (k)          the Company shall not, other than in the ordinary course of business, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Agreement, or (ii) amend or prematurely terminate, or waive any right or remedy under, any such Contract;

                        (l)           the Company shall not, other than in the ordinary course of business, (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for rights relinquished by the Company pursuant to Contracts that are not Material Agreements;

                        (m)         the Company shall not, other than in the ordinary course of business, (i) lend money to any Person in excess of two thousand five hundred United States dollars ($2,500) or (ii) incur or guarantee any indebtedness for borrowed money in excess of seven thousand five hundred United States dollars ($7,500);

                        (n)          the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, consultants or employees, or (iii) hire any new employee;

(o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p) the Company shall not make any Tax election;

(q) the Company shall not commence or settle any material Legal Proceeding;

(r) the Company shall not agree or commit to take any of the actions described in clauses “(a)” through “(q)” above.

4.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                                       (i)          the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                                       (ii)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any material covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

                        (b)          If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall not directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                        (b)          participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives during the Pre-Closing Period.

SECTION 4A.	CERTAIN COVENANTS OF THE PARENT.

4A Notification; Updates to Disclosure Schedule; Access.

(a) During the Pre-Closing Period, the Parent shall promptly notify the Company, Target Companies, Founders and Sellers in writing of:

                                       (i)          the discovery by the Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Parent in this Agreement;

                                       (ii)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any material covenant or obligation of the Parent; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

                        (b)          If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4A.1(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Parent shall promptly deliver to the Company, Target Companies, Founders and Sellers an update to the Parent Disclosure Schedule specifying such change.

                        (c)          During the Pre-Closing Period, the Parent shall, and shall cause its Representatives to:  (a) provide the Target Company, the Founders and their respective Representatives with reasonable access to the Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Parent; and (b) provide the Company, Target Companies, Founders, Sellers and their respective Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Parent, and with such additional financial, operating and other data and information regarding the Parent, as the Company, Target Companies, Sellers and Founders may reasonably request.

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES.

          5.1         Filings and Consents.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.  Each party to this Agreement shall (upon request) promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

          5.2         Public Announcements.  During the Pre-Closing Period, (a) the Target Company, Founders and Sellers shall not issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent shall not issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the Company’s and Founders prior written consent.  Notwithstanding the provisions of the preceding sentence, each party shall be permitted to issue any press release or make any public statement as such party is advised by counsel is legally required to be issued or made under any applicable laws; provided, however, that in such event the party issuing such press release or making such public statement will provide the other parties with prompt written notice of such requirement and a copy of the press release to be issued or public statement to be made, and the parties shall use reasonable commercial efforts to coordinate the content of such press release or public statement.

          5.3         Best Efforts.  During the Pre-Closing Period, (a) the Target Companies, the Sellers and the Founders shall use their respective best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

          5.4         Employment Agreements.  At the Closing, Parent will guaranty all of the undertakings and obligations in the Employment Agreements of the Founders, as amended in accordance with the letter exchanged between the Parties on the date hereof.

          5.5          Registration of Shares.  Parent will no earlier than six (6) months after the Closing and as directed by all of the Founders, prepare and file with the SEC a registration statement under the Securities Act with respect to the registration of the Ordinary Shares issuable to the Sellers or the Former Option Holders in connection with the transactions contemplated by this Agreement (the “Registration Statement”).  Parent will, and will cause its accountants and lawyers to, cause the Registration Statement to be declared effective as promptly as practicable after filing with the SEC, but no more than 135 days after the request of the Founders and the Registration Statement shall be kept effective continuously for a period of at least two years following the date on which the Registration Statement is declared effective by the SEC. To the extent such registration statement does not register one hundred percent (100%) of the Ordinary Shares issuable to the Sellers under this Agreement, the Parent shall file a Registration Statement as directed by all of the Founders within two (2) months of the date of any such subsequent request by the Founders for filing, to cover any and all remaining Ordinary Shares.

5.6 Legend. The Sellers hereby agrees to the imprinting, until the Registration Statement is declared effective, of the following legend on certificates representing the Ordinary Shares:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, WITHOUT A REGISTRATION STATEMENT IN EFFECT OR AN EXEMPTION FROM REGISTRATION.

The legend set forth above shall be removed at any time after the Registration Statement has been declared effective under the Securities Act, or, such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) in the opinion of counsel to Parent experienced in the area of United States securities laws. The share certificates representing the Ordinary Shares shall also bear any other legends required by applicable United States federal or state securities laws, which legends may be removed when, in the opinion of counsel to Parent experienced in the applicable securities laws, such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). Parent agrees that it will provide Seller, upon request, with a substitute share certificate or certificates free from such legend at such time as such legend is no longer applicable. Seller agrees that, in connection with any transfer of the Ordinary Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act.

          5.7         Lock-up Restrictions.  All Ordinary Shares issued to the Sellers pursuant to this Agreement by the Parent shall be subject to restrictions upon resale and consequently may not be offered, sold, granted, assigned, pledged, transferred or otherwise disposed of during a six (6) month period from the Closing Date unless the transfer is made to a third party and where such third party provides its prior written consent to be bound by the abovementioned selling restrictions. All certificates representing such Ordinary Shares issued to the Sellers shall bear restrictive legends referencing the abovementioned lock-up period.

          5.8         Employees and Stock Options in Parent.  Commencing as of January 1, 2005, Parent shall provide to all employees of the Target Companies listed on Exhibit C hereto, participation in the Parent’s employee stock option plan (“EVS Plan”) based on the basic terms and conditions (including as to amount and exercise price) listed on Exhibit C and subject to the terms of the EVS Plan and applicable law.

          5.9         Continuation of Target Companies’ Business.  Following the Closing and for as long as Parent or its subsidiaries shall employ at least two (2) of the Founders, Parent shall operate the business of the Target Companies in accordance with the principles attached hereto as Exhibit D.

5.10 Tax Liability. Each party shall be responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

          5.11       OCS Grants. As of May 31, 2004, the total outstanding grants received by the Israeli Target Company from the OCS shall not exceed one hundred sixty eight thousand United States dollars ($168,000).

          5.12       D&O Insurance.  Following the Closing, the two (2) representatives appointed by the Founders to the board of directors of the Parent shall be covered by the same Directors and Officers insurance policy by which all current directors of the Parent are covered.  Following the Closing, the Founders, in their capacity as officers of the Target Companies, shall be covered by the same Directors and Officers insurance policy by which all current officers of the Parent are covered.

          5.13       Non-Recourse Loans to Founders. To the extent that no Legal Requirement prohibits the Parent from the granting of a loan to the respective Founder at such time in which any of the Founders is required to immediately pay income tax to the Israeli income tax authorities on account of the sale of his interest in the Seller, the Parent hereby agrees to at such time enter into a non-recourse loan agreement in the form attached hereto as Exhibit B.

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT.

          Subject to Section 6A, the obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions any or all of which may be waived in writing by Parent:

          6.1         Accuracy of Representations.  Each of the representations and warranties made in Section 2 of this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          6.2         Performance of Covenants.  All of the covenants and obligations that the Company, Target Companies, Sellers, and Founders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          6.3         Consents.  All Consents required to be obtained in connection with the transactions contemplated by this Agreement (including the Consents identified in the Company Disclosure Schedule or the Parent Disclosure Schedule) shall have been obtained without conditions and shall be in full force and effect.

6.4 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                        (a)          fully executed escrow agreement to be entered into with the Escrow Agent setting forth the terms of the Trust Shares and the Escrow Shares (the “Escrow Agreement”) in the form attached hereto as Exhibit E, which shall contain, without limitation, provisions regarding the following: (i) the allocation of the Trust Shares to the Sellers and Former Option Holders in accordance with Schedule A and (ii) the release of the Escrow Shares on the first anniversary of the Closing Date.

(b) amended Employment Agreements and Nondisclosure Agreements executed by the Founders (to reflect the terms of the letter exchanged between the Parties on the date hereof);

                        (c)          confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Target Companies and by all consultants and independent contractors to the Company and Target Companies who have not already signed such agreements;

                        (d)          legal opinion from Gross, Kleinhendler, Hodak, Halevy and Greenberg (“Company Israeli Counsel”), in the form attached hereto as Exhibit F, and addressed to the Parent and dated as of the Closing Date;

                        (e)          a certificate executed by: (i) two officers of the Target Companies), (ii) the Sellers and (iii) each Founder and on behalf of each Seller, all certifying that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the “Company Closing Certificate”);

                        (f)          Lock-up agreements executed by the Sellers in the form and substance reasonably satisfactory to counsel for Parent which shall contain terms and conditions standard and customary in transactions of this nature, including a six (6) month restriction on the sale, pledge, assignment, transfer or disposition of Ordinary Shares by such Seller;

(g) written resignations of all directors of the Target Companies including from any committee thereof, effective as of the Closing Date; and

(h) certificates representing all of the Target Shares accompanied by share transfer deeds duly executed for transfer to the Parent by the Seller.

(i) written waivers from each of the Former Option Holders of any right to acquire shares of the Israeli Target Company.

          6.5         No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

          6.6         No Legal Proceedings.  No Person shall have commenced or taken  steps towards any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Company.

6.7 Completion of Exhibits. The exhibits to be completed by Closing shall be in form and substance satisfactory to Parent, which shall be completed no later than August 20, 2004.

SECTION 6A.	PARENT OPTION.

          6A.        Option.  Notwithstanding anything to the contrary in this Agreement, there shall not be a Closing, unless Parent has provided the Seller with its written approval by August 31, 2004, (the “Parent Approval”) that it wishes to purchase all of the Shares in consideration for the Purchase Consideration. In the event, Parent does not provide the Parent Approval for any reason whatsoever to the Seller by September 1, 2004, this Agreement shall immediately terminate in its entirety and be of no further force and effect, without any party being liable for any fees, costs or expenses incurred in connection with the transactions contemplated by this Agreement and the negotiations leading up to the execution of this Agreement.

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE FOUNDERS, SELLERS, COMPANY AND TARGET COMPANIES.

          The obligations of the Founders, Sellers, the Company and the Target Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions any or all of which may be waived in writing by all of the Founders together:

          7.1         Accuracy of Representations.  Each of the representations and warranties made by Parent in this Agreement and in each of the other agreements and instruments delivered by Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          7.2         Performance of Covenants.  All of the covenants and obligations that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

7.3 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained without conditions and shall be in full force and effect.

7.4 Agreements and Documents. The Sellers shall have received the following agreements and documents, each of which shall be in full force and effect:

                        (a)          validly executed share certificates covering the Ordinary Shares, issued in the names of the respective Sellers and Section 102 trustee on behalf of the Former Option Holders as part of the Initial Shares;

(b) fully executed Escrow Agreement (Exhibit E);

(c) a legal opinion of Yigal Arnon & Co., in the form of Exhibit G, addressed to the Sellers and Founders and dated as of the Closing Date;

                        (d)          a certificate executed by the Parent’s Chief Executive Officer certifying that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 7 have been duly satisfied (the “Parent Closing Certificate”);

                        (e)          a duly executed amendment of Shareholders Agreement of Parent dated March 2001 (executed together with Altro and Elbit Ltd.), in a form acceptable to the Founders, such that Founders will receive the right to together appoint up to two (2) representatives out of the nine (9) member board of directors of the Parent; and

(f) amended Employment Agreements and Nondisclosure Agreements executed by the Founders (to reflect the terms of the letter exchanged between the Parties on the date hereof).

          7.5         Securities Law Requirements.  All permits, licenses, consents and approvals necessary under any laws relating to the sale of securities have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding thereof.

          7.6         No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within (30) days of enactment.

          7.7         No Legal Proceedings. No Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement.

          7.8         Dissolution of Company.  The Company shall have been dissolved prior to Closing in a manner reasonably satisfactory to the Sellers, and the Company’s assets and liabilities, if any, distributed to the Sellers free and clear of any Liens.

          7.9         Tax Pre-Rulings.  The Founders, Sellers and Company shall have received one more or pre-rulings from the Israeli Tax Authorities, in form and substance acceptable to the Founders, which allow for (a) the deferral by the Founders, Sellers and Former Option Holders of taxes to be paid in connection with the transactions contemplated by this Agreement, including the sale of Target Shares and waiver of employee stock options and receipt of Parent Ordinary Shares, and (b) dissolution of the Company and distribution of its assets and liabilities, if any, to the Sellers.

7.10 Adoption of ESOP. The Parent shall have adopted the ESOP subject to any applicable changes included in the pre-rulings issued by the Israeli Tax Authorities.

7.11 Completion of Exhibits. The exhibits to be completed by Closing shall be in form and substance satisfactory to Parent, which shall be completed no later than August 20, 2004.

SECTION 8.	TERMINATION.

8.1 Termination Events. This Agreement may be immediately terminated prior to the Closing upon the provision of written notice as provided for below:

                        (a)          By either the the Founders, the Sellers or by Parent if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

                        (b)          by Parent, if the Closing has not taken place on or before September 1, 2004 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

                        (c)          by the Sellers, if the Closing has not taken place on or before September 1, 2004 (other than as a result of the failure on the part of the Founders, the Sellers or the Target Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent, provided however that the failure to receive the pre-rulings described in section 7.9 above shall not be considered failures of the Founders, Sellers or the Target Companies);

(d) by the mutual consent of Parent, the Sellers and the Founders; or

(e) pursuant to Section 6A.

          8.2         Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(b), Parent shall deliver to the Target Companies and the Founders a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement.  If Sellers wish to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Sellers shall deliver to Parent a written notice signed by the Sellers stating that the Sellers are terminating this Agreement and setting forth a brief description of the basis on which the Sellers is terminating this Agreement.

          8.3         Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that the parties shall, in all events, remain bound by and continue to be subject to the terms of the MNDA (as defined below).

SECTION 9.	INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company, Sellers and the Founders shall survive the Closing and will survive this Agreement until the second anniversary of the Closing Date.

                        (b)          The representations, warranties, covenants and obligations of the Company, Sellers, and Founders and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives.

                        (c)          For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company, Sellers, and Founders in this Agreement.

(d) The representations and warranties made by Parent shall survive the Closing and will survive this Agreement until the second anniversary of the Closing Date.

                        (e)          The representations, warranties, covenants and obligations of the Parent, and the rights and remedies that may be exercised by the Seller Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Seller Indemnitees or any of their Representatives.

                        (f)          For purposes of this Agreement, each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by the Parent in this Agreement.

9.2 Indemnification.

                        (a)          From and after the Closing Date (but subject to Section 9.1(a)), the Parent Indemnitees may seek indemnification solely from the Escrow Fund for any Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of or are connected with:  (i)  any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Company Closing Certificate; (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date; (iii) any breach of any covenant or obligation of the Company, Target Companies, Sellers and/or Founders under this Agreement (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i)” or “(ii)” above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 9).  Payment from the Escrow Fund, to the extent required pursuant to this Section 9.2, shall be made solely by the transfer of Escrow Shares which shall be valued for purposes of this section at the Fair Market Value of the Ordinary Shares for the thirty (30) trading days immediately preceding the Closing.

                        (b)          The Sellers and the Company acknowledge and agree that, if a Target Company suffer, incur or otherwise become subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of its rights as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Target Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

                        (c)          From and after the Closing Date, any Seller Indemnitee may seek indemnification from Parent for any Damages that are directly or indirectly suffered or incurred by such Seller Indemnitee or to which such Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:  (i)  any inaccuracy in or breach of any representation or warranty set forth in Section 3 or in the Parent Closing Certificate; (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 3 as if such representation and warranty had been made on and as of the Closing Date; (iii) any breach of any covenant or obligation of the Parent under this Agreement; or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i)” or “(ii)” above (including any Legal Proceeding commenced by any Seller for the purpose of enforcing any of its rights under this Section 9); provided, however, that the amount of indemnification sought by the Seller Indemnitees shall not exceed an aggregate of one million two hundred and seventy five thousand United States dollars ($1,275,000).

          9.3         Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Parent or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this Section 9, the indemnifying party shall have the right, at their election, to proceed with the defense of such claim or Legal Proceeding on its own.  If indemnifying party so proceeds with the defense of any such claim or Legal Proceeding, the indemnifying party shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Indemnitees. The Indemnitees shall give the indemnifying parties prompt notice of the commencement of any such Legal Proceeding; provided, however, that any failure on the part of an Indemnitee to so notify the indemnifying parties shall not limit any of the rights of the Indemnitees under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

          9.4         Exercise of Remedies by Indemnitees Other Than Parent.  No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

          9.5         Minimum Claim.  Notwithstanding anything herein to the contrary, no party to this Agreement shall be obligated to indemnify, pursuant to the terms hereof, with respect to any Damages pursuant to this Section 9 unless and until the net aggregate Damages hereunder shall have exceeded the aggregate amount of one hundred thousand United States dollars ($100,000) (the “Minimum Claim”), provided however, that if and when the Damages so exceed the Minimum Claim, all of the Damages shall be subject to indemnification hereunder including the amount of Damages up to the Minimum Claim.

          9.6         Exclusive Remedy.  With the exception of claims based upon intentional misrepresentation or fraud, recourse of the Parent Indemnitees to the Escrow Fund pursuant to this Section 9 shall be the sole and exclusive remedy of the Indemnitees for any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject.

SECTION 10.	MISCELLANEOUS PROVISIONS.

          10.1       Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.  Without limiting the foregoing, all parties agree to amend this Agreement to reflect changes required in order to comply with the terms of any pre-ruling obtained in accordance with Section 7.8 above.

          10.2       Fees and Expenses.  Each party to this Agreement shall bear and pay all of its own fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the negotiations leading up to the execution of this Agreement, with the exception of stamp tax on the issuance of Ordinary Shares, if applicable, which shall be borne by the Parent alone.

          10.3       Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          10.4       Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Elbit Vision Systems Ltd.
New Industrial Park
P.O.B. 140
Yoquneam 20692
Israel
Fax: (972) (4) – 989-4733
Attention: Chief Executive Officer

with a copy to:

Yigal Arnon & Co.
One Azrieli Center (Round Tower)
46th Floor
Tel Aviv 67021
Israel
Fax: (972) (3) – 608-7714
Attention: David Schapiro, Adv.

if to the Founders, Sellers, Company or any of Target Companies:

c/o ScanMaster Systems (IRT) Ltd.
5B Ha’Nagar Street
Neve Ne’eman B
Hod Hasharon 45800
Israel
Fax: (972) (9) – 746-4648
Attention: Chief Executive Officer

with a copy to:

Gross, Kleinhendler, Hodak, Halevy and Greenberg
One Azrieli Center (Round Tower)
40th Floor
Tel Aviv 64731
Israel
Fax: (972-3) 607-4422
Attention: Richard J. Mann, Adv.

          10.5       Headings.  The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          10.7       Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws).  Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of District of Tel Aviv-Jaffa in the State of Israel.

          10.8       Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any).  This Agreement shall inure to the benefit of:  the Company; the Target Companies, the Founders and the Sellers; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.  Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto.

10.9 Waiver.

                        (a)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                        (b)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          10.10     Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto, provided however the parties shall execute the appropriate written instruments required in accordance with last sentence of Section 7.8 above.

          10.11     Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          10.12     Parties in Interest.  Except for the provisions of Section 9, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          10.13     Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof including but not limited to a certain term sheet entered into by the parties on April 25, 2004; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company dated April 29, 2004 (the “MNDA”), shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such MNDA is terminated in accordance with its terms.

10.14 Construction.

                        (a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                        (b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                        (c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                        (d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK ]

          The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first above written.

ELBIT VISION SYSTEMS LTD.

By:

Name:

Title:

IRT SCANMASTER HOLDINGS, INC.

By:

Name:

Title:

SCANMASTER SYSTEMS (IRT) LTD.

By:

Name:

Title:

IRT SCANMASTER SYSTEMS, INC.

By:

Name:

Title:

CONTINUATION OF SHARE PURCHASE AGREEMENT SIGNATURE PAGE

MENASHE SHOCHAT

SILVIU RABINOVICH

ROBERT DALFEN

M.S. MASTER INVESTMENTS (2002) LTD.

By:

Name:

Title:

S.R. MASTER INVESTMENTS (2002) LTD.

By:

Name:

Title:

R.D. MASTER INVESTMENTS (2002) LTD.

By:

Name:

Title:

CONTINUATION OF SHARE PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the Company’s or of any of its Target Companies’ business or assets;

                    (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Target Companies.

          Agreement.  “Agreement” shall mean the Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule and the Parent Disclosure Schedule), as it may be amended from time to time.

          Certificate of Incorporation. “Certificate of Incorporation” shall mean the Certificate of Incorporation and By-laws of the Company and/or of the US Target Company and the Memorandum and Articles of Association in the case of the Israeli Target Company and the Parent, as applicable.

          Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the schedule (dated as of the date of Closing) delivered to Parent on behalf of the Sellers, Company, Target Companies, and Founders.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

          Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

          Damages.  “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

i

          Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Escrow Fund. “Escrow Fund” shall have the meaning ascribed to it in the Escrow Agreement.

ESOP. “ESOP” shall mean the 2003 Share Option Plan of the Israeli Target Company.

          Fair Market Value.  “Fair Market Value” shall mean as of any date, the value of Parent’s Ordinary Shares as determined by the closing sales price of the Parent’s Ordinary Shares as reported by either the NASDAQ Small Cap Market or the Over the Counter Bulletin Board upon which the Company’s securities are listed or traded as of such date.  In the event that for whatever reason the Fair Market Value of the Parent’s Ordinary Shares cannot be determined in the manner set forth above, the Fair Market Value of the Ordinary Shares shall be determined by the parties hereto in good faith.

          Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          Governmental Body.  “Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

          Indemnitees.  “Indemnitees” shall mean, with respect to representations and warranties made by the Target Companies, Company, Sellers  or Founders (the “Parent Indemnitees”) the following Persons:  (a) Parent; (b) Parent’s current and future affiliates (including the Target Companies); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Sellers and Founders shall not be deemed to be “Indemnitees,” with respect to these representations and warranties. “Indemnitees” shall mean, with respect to representations and warranties made by the Parent, (the “Seller Indemnitees”) the following Persons:  (a) Sellers and Founders (b) any of their current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Liens. “Liens” shall mean all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

          Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

          Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          Material Adverse Effect.  A violation or other matter will be deemed to have a “Material Adverse Effect” on the Company and the Target Companies, taken as a whole, for purposes of Section 2, or on the Parent and its subsidiaries, taken as a whole, for purposes of Section 3, as the case may be if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the applicable Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance or prospects of the Company and the Target Companies (taken as a whole), or Parent and its subsidiaries (taken as a whole), as the case may be.

Options. “Options” shall mean options to purchase equity of the Israeli Target Company under the ESOP.

          Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the schedule (dated as of the date of Closing) delivered to the Company, Target Companies, Founders and Sellers on behalf of the Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

          Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

          Tax Returns.  “Tax Returns” shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of the Company with the Israel Income Tax Commission, the Israel Value Added Tax Authority and any other taxing authority domestic or foreign.

SCHEDULES AND EXHIBITS

Schedules

Schedule A	-	Sellers and Allocation of Consideration [to be finalized by August 20, 2004]

Company Disclosure Schedule		[to be finalized by August 20, 2004]

Parent Disclosure Schedule		[to be finalized by August 20, 2004]

Exhibits

Exhibit A	-	Certain definitions

Exhibit B	-	Form Non Recourse Loan Agreement [to be finalized by two (2) days before Closing]

Exhibit C	-	Employees of Company to be included in EVS Plan and the Basic Conditions of the EVS Plan [to be finalized by two (2) days before Closing]

Exhibit D	-	Plan for Operation of Target Companies [Hebrew]

Exhibit E	-	Escrow Agreement [to be finalized by two (2) days before Closing]

Exhibit F	-	Company Israeli Legal Opinion [to be finalized by two (2) days before Closing]

Exhibit G	-	Parent Legal Opinion [to be finalized by two (2) days before Closing]